Exhibit 99(b)(1)

REFERENCE TRANSLATION OF ORIGINAL JAPANESE LANGUAGE DOCUMENT

Special Overdraft Loan Agreement

Date: October 1, 2008
Sumitomo Mitsui Banking Corporation

Registered seal for the checking account	(If the registered seal for the checking account is same as the seal affixed to this Agreement, the affixing of the seal shall be omitted.)

Borrower	Name	Isao Teshirogi
		Representative Director and President	(Company Seal)
Shionogi & Co., Ltd.
	Address	1-8, Doshomachi 3-chome, Chuo-ku, Osaka

The Borrower (hereinafter referred to as “the Borrower”) shall approve this Special Bank Overdraft Agreement (hereinafter referred to as “this Agreement”) in addition to all of the provisions of the Bank Transaction Agreement entered into by and between the Borrower and Sumitomo Mitsui Banking Corporation (hereinafter referred to as “the Bank”), and carry out this bank overdraft transaction in such manner as set forth below:

Terms and Conditions

Line of credit under this Agreement	In the amount of ¥110,000,000,000.-
Term of this Agreement	September 30, 2009
Reference rate (Either one of two:)	1. Short-term prime rate	*2. An interest rate at which the Bank is able to procure funds in the money market or other markets
Interest rate (Calculated by a computation on a per diem basis with one year being 365 days)	(The reference rate shall be as set forth in the above and changed in accordance with Article 1, Paragraph 1.)
The reference rate shall be as set forth in the above. The applicable interest rate shall be the rate calculated by adding 0.15% per annum as determined based on consultation between the Borrower and the Bank. If the period to which interest rate is applicable is segmented during the term of the overdraft, the interest rate for the second period and beyond shall be an interest rate as set forth in Article 1, Paragraph 2, Item 4.

Account for transactions (in the name of the Borrower)	Name of the Branch	Category of Bank Account	Bank Account No.
	Osaka Honten-eigyou-bu	*1. Checking 2. Savings	230834
Put “*” to indicate which is applicable.

Agreement

Article 1                     Overdraft Interest Rates
1)      If the reference rate is the short-term prime rate:
i)	The overdraft interest rate shall be the stated interest rate on the first page calculated as the sum of the reference rate and a margin mutually determined by the Borrower of the Bank.
ii)
Subsequent to the date of this Agreement, if the Bank changes the short-term prime rate, the overdraft interest rate shall automatically increase or decrease the short-term prime rate by the same rate change.

iii)
Should the Bank discontinue the short-term prime rate due to a change in financial conditions or any other significant event, the Borrower and the Bank shall mutually determine the new overdraft interest rate. If the Borrower and the Bank fail to reach an agreement on the said new overdraft interest rate, the overdraft interest rate that was applied immediately prior to the discontinuation of the short-term prime rate shall continue to be applied.

iv)
Subsequent to the change in the overdraft interest rate, the new overdraft interest rate shall become applicable for existing overdrafts on the day following the first interest payment date that falls after the date of the change in the short-term prime rate.

v)
Even if the overdraft interest rate has been changed pursuant to item ii) above, the Bank may, at its discretion, temporarily invoice interest payments at the former overdraft interest rate, and after such period as designated by the Bank has lapsed, the Bank may invoice interest payments at the new overdraft interest rate.

In such a case, if the overdraft interest rate decreases, the Borrower shall receive a refund, and if the overdraft interest rate  increases, the Borrower shall make an additional payment.  The funds shall be debited from or credited to, whichever applicable, to the designated savings account (hereinafter referred to as the “Designated Savings Account”) as applicable.

2)       If the reference rate is an interest rate at which  the Bank is able to procure funds in the money market or other markets
i)
The definition of “an interest rate at which  the Bank is able to procure funds in the money market or other markets” in this Agreement shall be an interest rate that the Bank is able to procure funds on the short-term money market, or other markets, two business days prior to the commencement date of the applicable interest rate period.

ii)	The overdraft interest rate shall be the interest rate calculated as the sum of the reference rate and 0.15% per annum as mutually determined by the Borrower and the Bank.
iii)
The interest rate period shall be equal to the overdraft period, so long as the Bank is able to quote the reference rate.  However, the Borrower may set up multiple periods to which different interest rates are applicable within the overdraft period if the Bank accepts the same.

iv)
If there are multiple interest rate periods during the term of the overdraft loan, the overdraft interest rate for the second period and beyond shall be the interest rate calculated as the sum of the reference rate and a margin mutually determined by the Borrower of the Bank, and it shall become applicable on the day following the last day of the previous interest rate period.

Article 2                     Use of Funds
The Borrower shall make a firm commitment that it shall use the overdraft loan funds it obtains pursuant to this Agreement for the use set forth in the Request Form designated by the Bank.

Article 3                     Method of Transactions
1)
Any and all transactions pursuant to this Agreement shall be limited to bank overdraft transactions carried out through transfers to/from the account specified in the Request Form designated by the Bank.

2)
After the Borrower submits the Request Form designated by the Bank, and if the Bank accepts it as adequate based on its prescribed reviews, the Borrower shall receive the bank overdraft in its the savings account by the method of deposit indicated in the Request Form.

Article 4	Reduction of the Line of Credit, Discontinuation of New Overdraft, and Cancellation
1)
If any of the events set forth in the following items occur, the Bank may at any time reduce the line of credit provided for in this Agreement (hereinafter referred to as the “Line of Credit under the Agreement”) or discontinue any new overdraft pursuant to this Agreement. When the Line of Credit under the Agreement is reduced, the Borrower shall make repayments on the contract dates as set forth in the Request Form designated by the Bank (hereinafter referred to as the “Scheduled Repayment Date(s)”), even if the balance of overdrafts exceeds the reduced Line of Credit under the Agreement:

i)	The Borrower violates any of the provisions of this Agreement;
ii)	Any damage, loss, or relative decrease in value arises relative to the security pledged to the Bank due to events for which the Bank cannot be held liable;
iii)
The guarantor of the Borrower gives rise to any one of the events set forth in the items of Article 5, Paragraphs 1 and 2 of the Bank Transaction Agreement entered into by and between the Borrower and the Bank; or

iv)	An event that makes it necessary for the Bank to undergo protection of account receivables is acknowledged.
2)      In the event that item i) of the preceding paragraph is applicable, the Bank may cancel this Agreement upon rendering notification to the Borrower.

Article 5                     Review of the Terms and Conditions of Transactions
1)
If any one of the following events is applicable to the Borrower, the Bank may request consultations with the Borrower concerning the maximum amount of overdrafts, the reference rate and the interest rate under this Agreement, as well the reference rate and the interest rate on the existing overdrafts.  The Borrower must comply with requests for consultations from the Bank.

i)      The Borrower’s interest coverage ratio falls to 1 or below.
The interest coverage ratio is a benchmark to be used to determine the Borrower’s ability to make payments, such as interest payments, and it shall be calculated based on the Borrower’s income statement (or an equivalent thereof) for the final account settlement period according to following formula:
(Operating income + Interest received) ÷ Interest paid
ii)	The Borrower posts a current term net loss for two or more consecutive terms.
The current term net profit/loss on the Borrower’s income statement (or an equivalent thereof) for the final account settlement period as well as one or more immediately preceding account settlement periods is in deficit.
iii)	The Borrower’s liabilities exceed its assets.
The Borrower’s liabilities exceed its assets on the balance sheet for the most recent account settlement period.
iv)    There is an objective reason for which it is acknowledged by the Bank that a review on the transaction terms and conditions is required.
2)
The applicability of the acceleration clause of the Bank Transaction Agreement entered into by and between the Borrower and the Bank shall not be precluded if the Borrower falls under any events in the preceding paragraph.

Article 6	Termination of the Agreement
1)      If any one of the events set forth in the following items occurs, this Agreement shall be justly terminated:
i)      The Borrower causes acceleration pursuant to Article 5 of the Bank Transaction Agreement entered into by and between the Borrower and the Bank;
ii)     The Bank cancels this Agreement pursuant to Article 4, Paragraph 2 hereof; or
iii)    The stated term of this Agreement on the first page (hereinafter referred to as the “Term of the Agreement”) has expired.
2)
Upon the termination of this Agreement, the Borrower shall promptly repay any and all debt obligations it owes to the Bank under this Agreement.  The provisions from Articles 7 through 15 in this Agreement shall remain effective until such repayments are completed.

Article 7                     Repayment of Borrowings and Payment of Interest
1)	The Borrower shall make repayments of overdraft loan funds on the Scheduled Repayment Date in accordance with the method of repayments as set forth in the Request Form.
2)
The Borrower shall make payments of interest calculated in accordance with the method designated by the Bank at the overdraft interest rate set forth on the first page for the period from the overdraft date or the interest payment date to the Scheduled Repayment Date or the next interest payment date.

3)
If any refund of interest arises as the result of the repayment of overdrafts, the said refund shall be calculated in accordance with the method designated by the Bank and shall be remitted to the Designated Savings Account specified on the first page.

Article 8                     Late Fees
Should there be a delay in the performance of the Borrower’s obligations pursuant to this Agreement, the Borrower shall pay late fees at the rate of 14% per annum on the amount due. In such a case, computations shall be made on a per diem basis with one year being 365 days.

Article 9                     Withdrawals of Repayments and Interest Payments from the Designated Savings Account
1)
With regard to the repayment of the overdraft and the  payment of interest pursuant to Article 7, the Borrower shall not draw checks or submit a bankbook for a savings account or request form for a refund of deposits to a savings account.  Moreover, the Bank shall satisfy the amount of the relevant repayment or interest payment on the relevant Scheduled Repayment Date or the relevant interest payment date by withdrawing the amount from the Designated Savings Account regardless of the rules on checking or savings accounts. In such cases, if the balance of the Designated Savings Account is less than the amount of such repayment or the amount of such interest payment, no repayment or payment may be deemed made for such amount in its entirety, and the Borrower shall voice no objection.

2)
Should the Borrower be unable to perform any repayment or any payment of interest on the Scheduled Repayment Date or the interest payment date, and in the event that the relevant repayment or the relevant payment of interest is made at a later date, the Bank shall satisfy the amount of such repayment, the amount of such interest payment, and the amount of the late fee as provided for in the preceding Article by withdrawing such amounts from the Designated Savings Account in accordance with the preceding Paragraph.

Article 10                   Concurrent Use of Notes
Upon request by the Bank, the Borrower shall immediately draw and deliver to the Bank a promissory note that satisfies the due dates set forth by the Bank as well as all other requirements in order for it to secure the repayment of the overdraft under this Agreement.
Meanwhile, the said promissory note shall be renewed and remain valid thereafter until the expiry date of the repayment term.

Article 11	Notarized Instrument
Upon request by the Bank, the Borrower shall immediately carry out the procedures that may be necessary to prepare a notarized instrument consenting to the compulsory enforcement of debt obligations under this Agreement.  Any costs incurred in relation to the said procedures shall be born by the Borrower.

Article 12	Bearing of Fees and Withdrawals from the Designated Savings Account
With regard to payments of fees related to this Agreement that should be borne by the Borrower or that is required to secure the credit obligations for the Bank under this agreement, the Borrower shall not draw any check nor submit any bankbook for a savings account or request form for refund of deposits to a savings account.  Also, the Bank shall satisfy the amount of the said costs on such date as designated by the Bank by withdrawing such amount from the Designated Savings Account regardless of the rules on checking accounts or the rules on savings accounts.

Article 13.	Assignments of Claims
1)
The Borrower consents in advance that the Bank may at a future date assign all or any part of its claims under this Agreement to another financial institution.  Meanwhile, the Borrower confirms that all of the provisions of the Bank Transaction Agreement entered into by and between the Borrower and the Bank shall remain applicable even subsequent to any such assignment of the said claims.

2)
The Borrower consents that the Bank, as an agent of the assignee, may carry out the procedures for managing and collecting the obligations under this Agreement for the claims assigned by the Bank in accordance with the preceding Paragraph during the period in which the Bank is entrusted by the said assignee.

Article 14	[deleted]

Article 15	Market Interest Rate Loan Contracts
If the reference rate is the interest rate that the Bank is able to procure on the short-term money market, or other markets, the Borrower and the Bank shall comply with not only the provisions set forth in this Agreement, but also  with each of the provisions of the Market Interest Rate Loan Agreement (or a Money Market Loan Agreement).

End

REFERENCE TRANSLATION OF ORIGINAL JAPANESE LANGUAGE DOCUMENT

Request for Use of Special Bank Overdraft
(Applicable Interest Rate Period Notification Form)

Date of Application: October 2, 2008
Name: Isao Teshirogi Representative Director and President Shionogi & Co., Ltd. 1-8, Doshomachi 3-chome, Chuo-ku, Osaka (Company Seal)

I am hereby requesting that Sumitomo Mitsui Banking Corporation confirm the terms and conditions as set forth below and approve my use of a special bank overdraft. If the Bank approves of the same, I would like the amount concerned to be deposited into to the applicant's account for settlement.

Terms and Conditions
(Put “*” to indicate which is applicable)

Amount requested	In the amount of ¥110,000,000,000.-
Use of the funds	1. Operating funds 2. Seasonal funds 3. Funds for account settlement 4. Funds for bonuses *5. Funds for acquisitions
Preferred date of deposit	October 6, 2008		Scheduled final repayment date	November 6, 2008
Detailed Terms and Conditions of Payments	Payment cycle	Date of payments	Number of payments	Amount per payments
YY _ MM _ DD _ – YY _ MM _ DD _	A ___ months-period	Date each month	Times	¥
YY _ MM _ DD _ – YY _ MM _ DD _				`
YY _ MM _ DD _ – YY _ MM _ DD _
YY _ MM _ DD _ – YY _ MM _ DD _
Final due date				¥110,000,000,000.-
Method of interest payments				1. A lump sum advance payment
2. On the borrowing date and, payments in advance in the amount of __ on DD __ every month for the period of ___ months starting with the next interest payment date, i.e., YY __ MM __ DD __
3. Payments in arrears in the amount of __ on DD __ every month for the period of ___ months starting YY __ MM __ DD __
*4. A lump sum payment in arrears
Treatment on bank holidays				If any payment date mentioned in the above falls on a bank holiday, I will make the payment for such payment date either on (“the preceding business day” or “the following business day”).
Reference rate	1. Short-term prime rate	Applicable interest rate		( % ) per annum
*2. The interest rate for the duration of the period shall be the interest rate that Sumitomo Mitsui Banking Corporation is able to procure on the short-term money market or the like two business days prior to the date of the commencement of the applicable interest rate period.
3. Other (                                                                                                                                )

Applicable interest rate period	In the case that the period for which the interest rate is applicable is segmented, and the interest rate is to be updated within the borrowing period:
Date of commencement: Monday, October 6, 2008 Date of expiration: Wednesday, November 6, 2008	1. It will be automatically updated on DD __ every __ months after the first update. 2. Notification will be rendered each time using the Applicable Interest Rate Period Notification Form

1.
The payments shall be made by automatic transfer through such checking account as designated pursuant to the separate Special Bank Overdraft Agreement (the Designated Bank Overdraft Agreement or the Special Checking Account Overdraft Agreement).

2.	Notwithstanding the provisions in the above-mentioned agreements, any repayment of debt obligations shall be made in accordance with the above detailed terms and conditions of payments.
3.
If a partial accelerated repayment is made, unless otherwise requested, the remaining payments shall be made in accordance with the detailed terms and conditions of payments such that the final due date is accelerated.

4. If a prevailing interest rate of the market is to be applied as the reference rate, a request for the period to which the interest rate is applied shall be hereby notified.
End.

REFERENCE TRANSLATION OF ORIGINAL JAPANESE LANGUAGE DOCUMENT

Market Interest Rate Loan Agreement
October 1, 2008
Sumitomo Mitsui Banking Corporation

Borrower	Name	Isao Teshirogi	(Company Seal)
Representative Director and President
Shionogi & Co., Ltd.
	Address	1-8, Doshomachi 3-chome, Chuo-ku, Osaka

In accepting from Sumitomo Mitsui Banking Corporation (hereafter, the “Bank”) a Debt on Bill or Special Overdraft Loan (or Specified Account Overdraft) with interest terms using the market interest rate in the short-term financial markets, or other markets, as a reference rate, (hereafter, the “Loan”), the Borrower (hereafter, the “Borrower”) hereby acknowledges the provisions of the Bank Transaction Agreement between the Borrower and the Bank, as well as the following provisions.
Note that “business days” in this Agreement shall mean those days on which banks in Tokyo do business. Note also that this Agreement shall apply to loans requested by the Borrower under Article 1 herein subsequent to the date of this Agreement.

Article 1 (Prior Notification)
1)
When the Borrower requests a new loan or the continuation of an existing loan, the Borrower shall submit to the Bank prior to two business days before the date of Loan (or the date of loan renewal) the loan amount, loan period, period to which the interest rate is applicable and other terms (hereafter, the “Loan Terms”) in writing in a form prescribed by the Bank.

2)
If the period to which the interest rate is applicable is to be divided as provided for in Article 2, the Borrower shall, in the case of the second and subsequent period to which the interest rate is applicable, submit to the Bank within two business days prior to each period to which the interest rate is applicable, the Loan Terms in writing in a form prescribed by the Bank. Should the Borrower not submit such written notice to the Bank by this deadline, the Bank shall handle such at its own discretion, to which handling the Borrower shall express no objection.

Article 2 (Interest Rate)
1)	Reference Rate

The reference rate as set forth in this Agreement shall be an interest rate that the bank is able to procure funds for the applicable interest rate period on the short-term money market, or other markets two business days prior to the commencement date of the applicable interest rate period.

2)	Period to which the interest rate is applicable

The period to which the interest rate is applicable shall conform to the Loan period, and shall be limited to the period for which the Bank is able to quote the reference rate, provided, however, that the Borrower may, only with the consent of the Bank, divide and set multiple periods within the Loan period to which different interest rates shall apply.

3)	Loan Interest Rate

The Loan interest rate shall be a rate calculated from the reference rate, to which a margin shall be added based on discussion between the Borrower and the Bank. The interest rate for the second and subsequent periods, in case that the multiple periods within the Loan period to which different interest rate shall apply, shall also be calculated from the reference rate, to which a margin shall be added based on discussion between the Borrower and the Bank.

4)	Loan Interest Amount

Loan interest amount shall be based on the Loan interest rate, calculated on a per diem basis using one year of 365 days, to be paid by the Borrower in the time set forth by the Bank for each period in which the interest rate is applied, provided, however, that only when the Bank so consents, calculation may be made on a per diem basis using one year of 360 days.

Article 3 (Changes in Loan Terms)
The Borrower may not change the Loan Terms or the Reference Rate during the Loan period for the Loan under this Agreement.

Article 4 (Prepayment)
1)	The Borrower shall not repay the Loan based upon this Agreement prior to maturity without the consent of the Bank.
2)
When the Borrower, due to unavoidable circumstances, and with the consent of the Bank, prepays the Loan, and the reinvestment interest rate on the date of such repayment is below the Loan interest rate, the Borrower shall pay to the Bank a settlement fee to be calculated as prescribed by the Bank. The settlement fee in such case shall be the difference between the money the Bank would receive if the Bank invested such prepaid amount for the period between the date after the day of repayment and the last day of the period to which the interest rate is applicable (hereafter, the “Remaining Days”) at the Loan interest rate amount and the money it would receive at the reinvestment interest rate, calculated on a per diem basis using one year of 365 days. The reinvestment interest rate herein is the interest rate under which the Bank can reinvest such prepaid amount in the short-term money market, or other markets for the Remaining Days.

3)
Should the Borrower lose the benefit of term in accordance with the Bank Transaction Agreement between the Borrower and the Bank, and be obliged to repay the Loan amount under this Agreement prior to maturity, the Borrower shall pay to the Bank a settlement fee as required based on the same calculation as in the preceding paragraph, provided, however, that should the Borrower’s loss of benefit of term be attributable to any one of the events set forth in Article 5 (1) of the Bank Transaction Agreement, the settlement fee may be calculated as though repayment was made on the date the Bank executes the calculation.

Article 5 (Cancellation of Loan, etc. Prior to Loan Date)
1)
The Borrower hereby acknowledges that the Bank will obtain a borrowing rate from the short-term money market, or other markets two business days prior to the date of commencement of the period to which the interest rate applies, and that once the Bank’s approval of the Loan Terms has been obtained, the Borrower may not cancel the Loan, change the Loan Terms, or change the Reference Rate, even prior to the actual Loan date (including the date of commencement of the second and subsequent periods to which the interest rate applies, in case that the multiple periods within the Loan period to which different interest rate shall apply; the same shall apply hereafter).

2)
When the Borrower must, due to unavoidable circumstances, and with the consent of the Bank, cancel the Loan, change the Loan Terms, or change the reference rate, and the reinvestment rate on the date of such cancellation (including the date of any change in Loan Terms or reference rate) is below the Loan interest rate, the Borrower shall, when so requested by the Bank, pay to the Bank a settlement fee to be calculated as prescribed by the Bank. Settlement fee in such case shall be calculated in accordance with Paragraph 2 of the preceding Article, based on the Loan Terms submitted in writing by the Borrower in accordance with Article 1.

3)
Should any of the events set forth in Article 5 (1) of the Bank Transaction Agreement between the Borrower and the Bank apply to the Borrower, as a matter of course without notification from the Bank, or in the case any one of the events in Article 5 (2) of the same occur, with notification of the Bank, the Loan shall be cancelled. In such case the Borrower shall, at the request of the Bank, pay the Bank a settlement fee to be calculated as noted in the preceding paragraph.

Article 6 (Changes in Law)
1)
When, due to changes in law or changes in interpretation of the law by the relevant authorities, the Bank determines, upon discussion between the Borrower and the Bank, that it cannot continue lending under the provisions of this Agreement, the Borrower shall, at the request of the Bank, immediately pay the Bank the entire amount of its obligation under this Agreement, as well as a settlement fee to be calculated as prescribed in Article 4, Paragraph 2, above.

2)
When, due to changes in law or changes in interpretation of the law by the relevant authorities, an assessment of reserves or other conditions related to the Bank’s lending under this Agreement are imposed on the Bank, and the Bank thereby incurs new expenses, the Borrower shall compensate the Bank for such expenses, and shall pay the Bank promptly upon the request of the Bank.

Article 7 (Expenses)
The cost of preparing this Agreement, and all other expenses related to this Agreement, shall be borne by the Borrower.

Article 8 [deleted]